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Exhibit 4.4(l)

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT
(PCRB 1993B LOAN AGREEMENT)

        This Assignment and Assumption Agreement (PCRB 1993B Loan Agreement) (this "Assignment and Assumption Agreement") is made and entered into as of November 15, 2002 between NorthWestern Energy, L.L.C. ("Assignor", formerly known as The Montana Power, L.L.C., successor to the Montana Pollution Control Revenue Refunding Bonds by merger to The Montana Power Company ("MPC")), and NorthWestern Corporation ("Assignee").

        WHEREAS, Assignor and the City of Forsyth, Rosebud County, Montana (the "City of Forsyth"), are parties to that certain Loan Agreement, dated as of December 1, 1993, as amended and supplemented by the First Supplemental Loan Agreement dated September 21, 2001, and as otherwise amended, supplemented or modified from time to time (the "1993B Loan Agreement");

        WHEREAS, the City of Forsyth and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago) (the "Trustee") are party to an Indenture of Trust, dated December 1, 1993 (the "Indenture") relating to the Pollution Control Revenue Bonds Series 1993B;

        WHEREAS, pursuant to the 1993B Loan Agreement, Assignor has pledged and delivered to Trustee its First Mortgage Bonds (as defined therein);

        WHEREAS, pursuant to the Asset and Stock Transfer Agreement, dated as of November 15, 2002, between Assignor and Assignee, the parties propose to consummate a restructuring transaction involving the assignment by Assignor to Assignee and the assumption by Assignee of substantially all of Assignor's assets and liabilities (the "Transaction"); and

        WHEREAS, in connection with the Transaction and pursuant to Section 6.01 of the 1993B Loan Agreement, Assignor and Assignee are entering into this Assignment and Assumption Agreement to specifically transfer and assign to Assignee, and for Assignee to assume, all of Assignor's rights and obligations under the 1993B Loan Agreement and the First Mortgage Bonds;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.
All capitalized terms set forth herein and not otherwise defined herein shall have the meaning given to them in the Indenture and the 1993B Loan Agreement.

2.
Assignor hereby assigns, transfers and conveys and sets over to Assignee, its successors and assigns, from and after the date hereof (collectively, the "Assignment") all of Assignor's rights, interests, title, benefits and privileges in and to, and all of Assignor's obligations and liabilities in connection with, each of the following (collectively, the "Assigned Agreements"):

(a)
the 1993B Loan Agreement;

(b)
the First Mortgage Bonds;

(c)
the Tax Exemption Certificate and Agreement, by and among the Issuer, Assignor and the Trustee, with respect to the Bonds, dated June 30, 1993; and

(d)
the Project Certificate of Assignor, with respect to the Bonds, dated June 30, 1993.

3.
Assignee hereby accepts the Assignment and assumes and agrees, from and after the date hereof to pay, perform and discharge when due all of Assignor's obligations and liabilities under, and to assume the due and punctual performance and observances of each term, covenant, condition and promise in the Assigned Agreements, to be performed and observed by Assignor, as fully and completely as though it were originally named therein.

4.
This Agreement shall be governed by and construed in accordance with the laws of the State of Montana, determined without reference to principles of conflicts of laws.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR:
NORTHWESTERN ENERGY, L.L.C.
By:	/s/ MICHAEL K. HANSON
	Name:	Michael K. Hanson
	Title:	President and CEO
ASSIGNEE:
NORTHWESTERN CORPORATION
By:	/s/ ERIC R. JACOBSEN
	Name:	Eric R. Jacobsen
	Title:	SVP, General Counsel and CLO

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  Exhibit 4.4(l)
ASSIGNMENT AND ASSUMPTION AGREEMENT (PCRB 1993B LOAN AGREEMENT)